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                                                CONFIDENTIAL TREATMENT REQUESTED

                                                                   EXHIBIT 10.29


                   Virtual Internet Provider (VIP) Agreement

This Virtual Internet Provider Agreement (the "Agreement") is made in the city of Fairfax, Virginia, this 11th day of September, 1998 (the "Effective Date"), between UUNET Technologies, Inc., a Delaware corporation, whose address is 3060 Williams Drive, Fairfax, Virginia 22031 ("UUNET"), and WebMD, Inc., whose address is 3399 Peachtree Road, Suite 400, Atlanta, Georgia 30326 ("Reseller").

The parties hereto agree and bind themselves as follows:

1. SERVICE. UUNET will sell, and Reseller will purchase, services for the interconnection of Reseller's end users with the Internet. UUNET agrees that its Internet access services provided to Reseller will be of a quality usual and customary in the industry for similarly situated companies, and if UUNET consistently fails to meet this standard, Reseller's sole remedy shall be to terminate this Agreement without penalty upon 30 days' written notice if UUNET has not improved service quality during this notice period. UUNET agrees to provide Reseller with a toll-free number to report problems relating to network integrity. This number is to be used only by Reseller and may not be released to Reseller's customers. UUNET's relationship under this Agreement is solely with Reseller and not with any of Reseller's end users. Reseller is responsible for all end-user customer support, billing, and collections.

2. PRICING. The prices set forth in the attached Schedule A apply to PPP dial-up traffic and VIP radius server interoperability. For all other services, UUNET's list prices apply unless other prices have been specifically established. Reseller agrees to pay the Minimum Amount of $/***/ as set forth in Schedule A if billing is based on actual service charges, as calculated pursuant to Schedule A, would be less than the Minimum Amount.

3. TERMS and CONDITIONS. Reseller agrees to comply with the Network Services Terms and Conditions set forth in the attached Schedule B and the Technical Agreement for Network Interoperability, as set forth in the attached Schedule C. Reseller further agrees to require its end users to comply with and acknowledges the terms and conditions in substance identical to those in Sections One, Two, Three, Four and Five of Schedule B. Reseller shall defend, indemnify, and hold harmless UUNET against any claims resulting from Reseller's or its customers' use of UUNET's services.

4. TESTING. The full effectiveness of this Agreement will be contingent upon the completion of technical testing to the mutual and reasonable satisfaction of both parties during

_______________

*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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the period of 15 days beginning on or after August 15, 1998. If either party shall reasonably declare the testing results to be unsatisfactory at the conclusion of the 15-day period, the parties shall have another ten days to correct the problem. If such correction is not completed at the end of such ten day period to the mutual and reasonable satisfaction of the parties, this Agreement will terminate with no further liability to either party. If no such declaration is made, acceptance of technical testing shall be presumed, and the Agreement shall remain in effect. Commercial service under the Agreement shall begin on or after September 1, 1998. Monthly minimum amounts as set forth in Schedule A will begin to accrue from the date of the satisfactory completion of technical testing. If testing is completed during the course of a month, the first month's minimum amount will be prorated to reflect the number of days in the month for which the monthly minimum amounts shall accrue.

5. TERM. The term of this Agreement is one year from the Effective Date, which term shall be automatically renewed for additional sixty day terms, provided that neither party has delivered to the other a written notice of intent not to renew for the forthcoming term. Such notice of intent shall be given not less than 60 days in advance of the end of the then-current term. In the sixty days prior to completion of the initial term, the parties shall negotiate, in good faith, all appropriate revisions to Schedule A as well as a possible extension of this Agreement's term.

6.   TERMINATION.

     (a) For Cause. Either party may terminate this Agreement for cause without penalty in the event that the other party breaches any material term of this Agreement. Prior to such termination, the party intending to terminate shall first give the other party written notice of its intent to terminate which shall clearly describe problem(s) constituting cause. The other party will have 30 days from the date of receipt of such notice to correct the problem. If the problem is not corrected within such period, the party intending to terminate may terminate this Agreement on such 30th day. Reseller shall cooperate with UUNET in enforcing the Acceptable Use Policy in Section 2 of Schedule B. If Reseller shall violate such acceptable use policy, or permit such violation, and does not immediately act to remedy such violation when it becomes aware of it, UUNET may after good faith discussions of the violation with Reseller's management, terminate this Agreement without penalty with ten days' written notice. If any amounts due and owing by Reseller remain unpaid 60 days after date of invoice, UUNET may terminate this Agreement immediately upon written notice without penalty.

     (b) For Convenience. Reseller may terminate this Agreement for convenience 90 days after giving UUNET written notice. In the event of such termination, Reseller will pay UUNET *** % of the amount obtained by subtracting the charges paid for service prior to termination from the Minimum Amount set forth in Schedule A, in addition to paying all amounts due and owing as of such termination.

7.   CONFIDENTIALITY; NO PUBLICITY. The prices and terms of this Agreement shall

_______________

*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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be held confidential by each party, as shall each party's confidential or proprietary information, the parties' respective performance under this Agreement, the quality of UUNET network performance, and any data provided by UUNET to Reseller regarding performance of the UUNET network. Neither party shall disclose any such information to third parties, except as permitted pursuant to this Section 7, and each party shall disseminate such information among its employees only on a need-to-know basis. To the extent a party wishes, or is required by applicable law or regulation, to disclose the existence or terms of this Agreement or performance thereunder, such party shall notify the other party in advance of such disclosure and shall provide the other party, to the maximum extent practicable, the opportunity to comment upon such proposed disclosure. Each party shall be entitled to all available legal and equitable remedies in the event of a breach of this Section 7. In addition, either party, may terminate this Agreement for cause upon ten days' notice and without penalty in the event of any breach of this Section.

8. NO USE OF UUNET TRADEMARKS. Reseller may not use the name, logo or any other trademarks or service marks of UUNET in any advertising, signage, marketing materials, brochures or any other materials in any medium without UUNET's express advance written permission. Any such permitted use shall be only within guidelines provided by UUNET. Reseller's breach of this Section 8 shall be a material breach of this Agreement constituting cause for termination pursuant to Section 6(a) by UUNET.

9. FORECASTS. Reseller recognizes UUNET's reliance upon the reasonable accuracy of usage forecasts for network expansion and engineering. During the first week of each calendar month during the term of this Agreement Reseller shall provide UUNET with its best forecast of users and hours for the next six months. Reseller shall also provide UUNET with any information as to marketing programs which will be helpful in determining expected future loads, particularly any information relevant to expected loads in particular geographical locations POPs. Reseller's failure to provide such forecasts at such specified times shall be a material breach of this Agreement constituting cause for termination pursuant to Section 6(a) by UUNET in its absolute discretion.

10. RELATIONSHIP OF PARTIES. No agency, partnership, joint venture or employment is created as a result of this Agreement. Neither party is authorized to bind the other in any respect whatsoever.

11. LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY STATED OR IMPLIED HEREIN, NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES SUFFERED BY THE OTHER OR BY ANY ASSIGNEE OR OTHER TRANSFEREE OF THE OTHER, EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT IN CONNECTION WITH THE INDEMNIFICATION PROVISIONS OF SECTION 3 OF THIS AGREEMENT AND SECTION 2 OF SCHEDULE B.

12. ASSIGNMENT. This Agreement shall not be assignable by either party hereto without the prior written consent of the other party.

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13.  BINDING EFFECT. Except as herein otherwise specifically provided, this
Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

14. FORCE MAJEUR. No party shall be liable by reason of any failure or delay in the performance of its obligations due to strikes, riots, fires, explosions, acts of God, war, governmental action or any other cause which is beyond the reasonable control of such party and which such party addresses with reasonable diligence and speed.

15. GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, excluding its laws relating to conflicts of laws.

16. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the attached Schedules constitute the entire understanding and agreement between the parties and supersede any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by the parties.

17. WAIVER. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; no shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

18. NOTICE. Each notice required or permitted under this Agreement shall be given in writing. Such notice shall be sent by first class mail, postage prepaid and marked for delivery by certified or registered mail, return receipt requested, addressed to the parties listed below at their respective places of business, or at such other addresses of which notice has been given to the addressing party:

If to Reseller:                     If to UUNET Technologies, Inc.:

WebMD, Inc.                         UUNET Technologies, Inc.
3399 Peachtree Road, Suite 400      3060 Williams Drive
Atlanta, Georgia  30326             Fairfax, Virginia  22031

Attention: General Counsel          Attention:  General Counsel
Fax:  404-479-7651                  Fax:  703-206-5807

Such notice shall be deemed delivered upon personal delivery; five days after deposit in the U.S. mail, one day after deposit with such overnight courier, and upon actual confirmation of receipt of a facsimile.

19. PLURAL/GENDER. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns

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stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. The term "person" means any individual, corporation, partnership, trust or other entity.

20. SEVERABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

21. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. It shall not be necessary for all parties to execute the same counterpart hereof.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

WebMD, Inc.                             UUNET Technologies, Inc.


By:  /s/ Bruce A. Springer              By:  /s/ Clint Heiden
     ---------------------                   ----------------

     Name:  Bruce A. Springer                Name:  Clint Heiden
            -----------------                       ------------

     Title: Executive Vice President         Title:  Vice President Sales
            ------------------------                 --------------------

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                                  SCHEDULE A

      Dial-Up and VIP Radius Server Interoperability Pricing; Minimum Monthly Amount

1.   Dial-Up Pricing

By the fifth calendar day of each month Reseller shall notify UUNET of the total subscribers to Reseller's service in the prior month ("Subscribers"). Reseller will be charged $*** per month for each Subscriber to Reseller's service as reported by Reseller, verified by the network identifier used by UUNET and (if necessary) ultimately confirmed by the audits provided for in Section 4 below. If in any two consecutive calendar months the "Average Usage" derived by ***, the parties will engage in good faith renegotiation of the pricing terms in this schedule, and UUNET shall have the right to terminate this Agreement upon ten days' written notice if new pricing terms are not promptly agreed upon by the parties.

The above rates are for PPP dial-up traffic in the continental United States only.

ISDN connectivity, toll-free access, international and non-continental US service will be provided upon Reseller's request and only if UUNET is able to offer such services, and pricing for such services shall be attached to this Agreement as an additional schedule.

2.   Annual Minimum Amount

Reseller agrees to pay UUNET a Minimum Amount of $*** for service provided in the twelve months following September 1, 1998. In the event that actual service charges during the period are less than $***, then Reseller shall pay UUNET in September 1999 the difference between the Minimum Amount and the actual service charges.

For purposes of determining whether billing based on actual service charges exceeds or is less than the Minimum Amount, actual service charges will include billing for dial-up (including international, ISDN and toll-free usage, if any), but will not include one-time billing fees, VIP radius server interoperability or charges related to leased lines.

3.   VIP Radius Server Pricing

Reseller will pay a one-time installation charge of $*** due upon execution of this Agreement and a $*** per month fee for Radius server interoperability (includes use of one user realm/suffix).

_______________

*** Omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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4.   Audits

UUNET shall have reasonable access to Reseller's data and records during normal business hours to verify that Reseller's Subscriber reports are accurate and complete.

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                                  SCHEDULE B

                Virtual Internet Provider Terms and Conditions


1. UUNET exercises no control over the content of the information passing through UUNET's host computers and points of presence ("UUNET's Network"). Except as otherwise provided for in Section One of the Agreement, UUNET makes no warranties of any kind, whether express or implied, for the service it is providing. UUNET also disclaims any warranty of merchantability or fitness for a particular purpose. UUNET will not be responsible for any damage Reseller suffers. This includes damages resulting from loss of data due to delays, nondeliveries, misdeliveries, or service interruptions. Use of any information obtained via UUNET's Network is at the user's own risk. UUNET specifically denies any responsibility for the accuracy or quality of information obtained through its services.

2. All use of the UUNET Network and the service must comply with the then-current version of the UUNET Acceptable Use Policy ("Policy") available at the following URL: www.uu.net/usepolicy. UUNET reserves the right to amend the
               --------------------
Policy from time to time, effective upon posting of the revised Policy at the URL. UUNET reserves the right to suspend the service or terminate this Agreement effective upon notice for a violation of the Policy. Customer agrees to indemnify and hold harmless UUNET from any losses, damages, costs or expenses resulting from any third party claim or allegation ("Claim") arising out of or relating to use of the service, including any Claim which, if true, would constitute a violation of the Policy.

3. UUNET offers two B channel ISDN connectivity, but both B channels may not be able to be used in conjunction with each other on every session.

4. Resale to other individuals and organizations is permitted, but they may not further resell the services.

5. Payment is due 30 days after date of invoice. Accounts are in default if payments is not received within 30 days after date of invoice. Accounts unpaid 60 days after date of invoice may have service interrupted. Only a written request to terminate service relieves Reseller of the obligation to pay the monthly account charge. Accounts in default are subject to an interest charge equal to the lesser of 1.5% per month, or the maximum rate permitted by law, on the outstanding balance.

6. These Terms and Conditions supersede all previous representations, understandings, or agreements and shall prevail notwithstanding any variance with terms and conditions of any order submitted. Use of UUNET's Network constitutes acceptance of these Terms and Conditions.

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                                  SCHEDULE C

               Technical Agreement For Network Interoperability

1. Reseller agrees to secure a minimum TI connection from UUNET and operate its own Radius server. Such server will perform user validation functions and will be maintained in a secure environment. Reseller also will maintain this server with reasonably current versions of the Radius protocols as provided by UUNET.

2. Reseller agrees to use software and procedural safeguards to insure that only accurate routing for networks to be used by Reseller's customers is transmitted from Reseller's Radius server into UUNET's network, and to use best efforts to immediately remedy any problems leading to transmission of incorrect routing information.

3. Reseller agrees to assign each end user customer a unique identification number for billing purposes, and to reasonably cooperate with UUNET in establishing the structure of this identification number.

4. Reseller and UUNET each agree to cooperate with the other in identifying and resolving any security infringements which involve Reseller's customers and UUNET's Network, in accordance with UUNET's policies as in effect from time to time.

5. Reseller acknowledges and agrees that any billing data supplied by UUNET on an interim basis (more frequently than monthly) is an estimate and may not be relied upon for 100% accuracy.

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